Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release
COMSTOCK RESOURCES, INC. ANNOUNCES
$67.2 MILLION OIL & GAS PROPERTY ACQUISITION
FRISCO, TEXAS, August 21, 2006 — Comstock Resources, Inc. (“Comstock” or the “Company”)(NYSE:CRK) announced today that it has agreed to purchase certain oil and gas properties from Denali Oil & Gas Partners LP, Stalker Energy, LP and other working interest owners for $67.2 million, effective August 1, 2006. With the acquisition, Comstock will acquire producing properties in the Las Hermanitas field in Duval County in South Texas. The properties being acquired include three producing wells that are currently producing approximately 6.4 million cubic feet of natural gas per day. Comstock estimates that these properties have proved reserves of approximately 20.2 billion cubic feet (“Bcf”) of natural gas. Approximately 43% of the proved reserves are in the proved developed category. The undeveloped reserves primarily relate to four proved undeveloped locations to be drilled. Future development costs related to the proved reserves are estimated to be $17.5 million.
In addition to the proved reserves, Comstock estimates that the properties being acquired have probable reserves of 14.7 Bcf which relate to eight drilling locations not included in the proved reserves. Comstock has identified an additional six possible drilling locations which have an additional 8 Bcf of reserves. The transaction is expected to close in September 2006 and will be funded with borrowings under Comstock’s bank credit facility.
“This transaction will build up our South Texas operating region and has substantial upside beyond the proved reserves from the eighteen identified drilling locations,” stated M. Jay Allison, President and Chief Executive Officer of Comstock.
This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.
Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership in Bois d’Arc Energy, Inc. (NYSE: BDE). The Company’s stock is traded on the New York Stock Exchange under the symbol CRK.